Exhibit 99.1

THE FOLLOWING IS A JOINT PRESS RELEASE ISSUED BY CRESCENT FINANCIAL CORPORATION AND CENTENNIAL BANK ON SEPTEMBER 2, 2003

Press Release - For Immediate Release

For Further Information Contact:

Mr. Michael G. Carlton

President and CEO

Crescent State Bank

Post Office Box 5809

Cary, NC 27512-5809

(919) 460-7770

CRESCENT FINANCIAL CORPORATION AND CENTENNIAL BANK COMPLETE MERGER

Cary, NC: and Southern Pines, NC: September 2, 2003 Crescent Financial Corporation, Cary, NC (Nasdaq SmallCap CRFN) and Centennial Bank, Southern Pines, NC announced today the completion of the merger of Centennial Bank with and into Crescent State Bank, the subsidiary bank of Crescent Financial Corporation. The combined company will result in a banking franchise with total assets of approximately $273 million and deposits of approximately $235 million with seven full service banking offices in the communities of Cary, Apex, Clayton, Holly Springs, Southern Pines and Pinehurst.

Shareholders of Centennial Bank received cash of $10.11 or shares of Crescent’s common stock valued at $10.11 per share, for each share of Centennial Bank common stock they owned. Overall, 50% of Centennial Bank’s common stock was exchanged for shares of Crescent Financial Corporation and 50% was exchanged for cash. Based on the number of shares of Centennial Bank outstanding, the transaction was valued at approximately $9.1 million.

In connection with the merger, Frank R. Quis, Jr., President of Quis Machinery Inc. in Southern Pines and a member of the Board of Directors of Centennial Bank, will join the Boards of Directors of Crescent Financial Corporation and Crescent State Bank.

Michael G. Carlton, President of Crescent and Crescent State Bank stated: “We are pleased that our acquisition of Centennial Bank has been successfully completed. This merger of two community oriented institutions represents a significant extension of our franchise into a new market. We look forward to continuing to emphasize the personal service and community banking focus that our customers expect and deserve.”

Bruce I. Howell, Chairman of Crescent Financial Corporation stated “I am excited about the merger that brings together two truly great banking organizations. The combined entity will result in a win-win situation for our customers, employees and shareholders.”

Investors can access additional corporate information, product descriptions and online services through the Crescent State Bank’s website at www.crescentstatebank.com.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the

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effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-KSB and its other periodic reports.

***end of release***

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